Exhibit (g)(3)

SCHEDULE II

Amended April 12, 2019

to the

CUSTODY AGREEMENT

Dated July 16, 2009 between

ADVISORSHARES TRUST

and

THE BANK OF NEW YORK MELLON

Series of AdvisorShares Trust:

AdvisorShares Dorsey Wright ADR ETF

AdvisorShares Ranger Equity Bear ETF

AdvisorShares FolioBeyond Smart Core Bond ETF

AdvisorShares DoubleLine Value Equity ETF

AdvisorShares STAR Global Buy-Write ETF

AdvisorShares Newfleet Multi-Sector Income ETF

AdvisorShares Sage Core Reserves ETF

AdvisorShares Treesdale Rising Rates ETF

AdvisorShares Pacific Asset Enhanced Floating Rate ETF

AdvisorShares Cornerstone Small Cap ETF

AdvisorShares Focused Equity ETF

AdvisorShares New Tech and Media ETF

AdvisorShares Vice ETF

AdvisorShares Dorsey Wright Micro-Cap ETF

AdvisorShares Dorsey Wright Short ETF

AdvisorShares Sabretooth ETF

AdvisorShares Pure Cannabis ETF

ADVISORSHARES TRUST

By:

Name:

THE BANK OF NEW YORK MELLON

By:

Name: